EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 1998 Employee Stock Purchase Plan and the Amended and Restated International Employee Stock Purchase Plan  of Staples, Inc. of our reports dated March 10, 2009, with respect to the consolidated financial statements and schedule of Staples, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2009, and the effectiveness of internal control over financial reporting of Staples, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
June 5, 2009